Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2006, except for the effect of the restatement described in Note 28 of the Notes to the Financial Statements, as to which the date is November 14, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Ford Motor Company, which appears in Ford Motor Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
November 17, 2006